Exhibit (a)(2)

ARTICLES OF AMENDMENT

to the

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

PALMER SQUARE CAPITAL BDC INC.

PALMER SQUARE CAPITAL BDC INC., a Maryland corporation (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Palmer Square Capital BDC Inc. The Corporation’s Articles of Amendment and Restatement is dated January 17, 2020 (the “Articles of Amendment and Restatement”).

SECOND: The board of directors of the Corporation has duly adopted a resolution pursuant to Section 2-604 of the Maryland General Corporation Law setting forth a proposed amendment to the Articles of Amendment and Restatement (the “Articles of Amendment”) and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 2-604 of the Maryland General Corporation Law. The amendment amends the Articles of Amendment and Restatement of the Corporation as follows:

2. ARTICLE IX of the Corporation’s Articles of Amendment and Restatement shall be deleted in its entirety and replaced with the following:

Unless the Corporation consents in writing to the selection of a different forum, (i) the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be, except for any claims made under the federal U.S. securities laws, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by a director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation or asserting a claim of breach of any standard of conduct set forth in the Maryland General Corporation Law, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Maryland General Corporation Law, the Charter or the Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine and (ii) the federal district courts of the United States of America shall be the sole and exclusive forum for any claims, suits, actions or proceedings arising under the federal securities laws. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, the Corporation and its stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 or any successor thereof.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Amendment and Restatement have voted in favor of the amendment is: 64.05%.

4. Effective date of filing: December 27, 2023

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Compliance Officer and attested to by its Secretary on this 27th day of December, 2023.

ATTEST:	PALMER SQUARE CAPITAL BDC INC.

/s/ Stacy Brice	/s/ Scott A. Betz
Name: Stacy Brice	Name: Scott A. Betz
Title: Secretary	Title: Chief Compliance Officer